Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-166850
Prospectus Supplement No. 6
(to Prospectus dated July 14, 2010)

UNIGENE LABORATORIES, INC.

80,760,650 Shares of Common Stock

This prospectus supplement no. 6 supplements the prospectus dated July 14, 2010, as supplemented by prospectus supplement no. 1 dated July 23, 2010, prospectus supplement no. 2 dated August 10, 2010, prospectus supplement no. 3 dated September 9, 2010, prospectus supplement no. 4 dated September 15, 2010 and prospectus supplement no. 5 dated September 28, 2010 (collectively, the “Supplements”), each of which forms a part of our registration statement on Form S-1 (Registration Statement 333-166850).

This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 4, 2010, and our current report on Form 8-K, filed with the SEC on October 21, 2010 (together, the “Reports”).  Accordingly, we have attached the Reports to this prospectus supplement.

The prospectus and the Supplements relate to the sale of up to 80,760,650 shares of Unigene Laboratories, Inc. common stock, par value $.01 per share, by the entities named in the “Selling Stockholder” section of the prospectus (as supplemented), of which 72,114,836 shares will be issuable upon the conversion of senior secured convertible notes held by those entities and the balance of which are currently held of record by Victory Park Credit Opportunities Master Fund, Ltd.  We will not receive any proceeds from the sale of our shares by either selling stockholder.

Our common stock is quoted in the OTC Bulletin Board under the symbol “UGNE.” On October 20, 2010, the last reported closing price of our common stock was $0.58 per share. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

You should read the prospectus and the Supplements carefully before you invest. Please refer to “Risk Factors” on page 7 of the prospectus for a discussion of the material risks involved in investing in the shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 21, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 4, 2010

Unigene Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01  Other Events.

On October 4, 2010, Unigene Laboratories, Inc. announced the appointment of Gregory T. Mayes to the newly created position of Vice President Corporate Affairs and General Counsel, and the promotion of Roxanne Tavakkol to Vice President, Global Regulatory Affairs.  A copy of the press release is attached hereto as Exhibit 99.1 and it is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
99.1	Press Release dated October 4, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

	By:	/s/ William Steinhauer
William Steinhauer, Vice President of Finance

Date: October 4, 2010

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Press Release dated October 4, 2010

Exhibit 99.1

Unigene Bolsters Leadership Team with Two Key Appointments

-Gregory T. Mayes named General Counsel and Roxanne Tavakkol appointed Vice President, Regulatory Affairs-

October 4, 2010 -- BOONTON, N.J.--Unigene Laboratories, Inc. (OTCBB: UGNE), a leader in the design, delivery, manufacture and development of peptide-based therapeutics, announced today the expansion of the Company’s leadership team with the appointment of Gregory T. Mayes to the newly created position of Vice President, Corporate Affairs and General Counsel, and the promotion of Roxanne Tavakkol to Vice President, Global Regulatory Affairs, effective immediately. Both positions will report directly to Unigene’s President and Chief Executive Officer, Ashleigh Palmer.

Mr. Palmer, stated, “We are very pleased to welcome Greg and Roxanne to Unigene’s senior management team. We are committed to strengthening our leadership and organizational infrastructure to support the Company’s newly created drug delivery and manufacturing technology business unit – Unigene Biotechnologies; as well as the Unigene Therapeutics business unit responsible for managing our advanced clinical-stage partnerships and active preclinical pipeline. We believe the fact that Unigene can attract highly experienced professionals of this caliber is a solid endorsement of our reformulated strategy optimized for success and the potential for its implementation to be able to unlock the Company’s substantially unrealized enterprise value.”

Mr. Mayes brings to Unigene more than a decade of biopharmaceutical in-house legal counsel and business experience. Most recently, he was Vice President, General Counsel and Chief Compliance Officer at ImClone Systems Corporation, a wholly owned subsidiary of Eli Lilly and Company. While serving at ImClone in positions of increasing responsibility, Mr. Mayes supported the clinical development, launch and commercialization of ERBITUX® (cetuximab), was responsible for the development and oversight of the company’s first corporate compliance program, and contributed significantly to activities related to Eli Lilly’s acquisition of ImClone. Prior to this, Mr. Mayes was Senior Counsel at AstraZeneca Pharmaceuticals, LP, where he played an integral role in the provision of legal services for the successful development and commercialization of five compounds in the company’s cancer portfolio. Earlier, Mr. Mayes worked in private practice at Morgan Lewis LLP, a large, national law firm. Mr. Mayes earned his B.S. degree from Syracuse University and his J.D. degree from the Temple University School of Law.

“I am extremely excited to be joining Unigene as it now moves to boldly define itself as a prominent partner of choice for peptide drug delivery and therapeutic development. Unigene has great momentum, and I look forward to helping the Company rapidly fulfill its vision of becoming a true peptide powerhouse,” said Mr. Mayes.

Ms. Tavakkol joined Unigene in March 2010 as Senior Director, Regulatory Affairs. She has over 20 years of pharmaceutical regulatory and research experience. Prior to joining Unigene, Ms. Tavakkol served as Director, Regulatory Affairs for the Thrombosis Business Unit of The Medicines Company. Previously, she held positions of increasing responsibility at Novartis Pharmaceuticals Corporation, most recently as Associate Director, Drug Regulatory Affairs. Her experience covers regulatory aspects of all phases of drug development, from early proof-of-concept through launch and post-commercialization. Ms. Tavakkol’s successful registration track record includes both natural peptides and synthetic drug products and covers numerous therapeutic areas, including osteoarthritis, osteoporosis, gastrointestinal disease, reproductive health and endocrinology. Ms. Tavakkol earned her B.A. degree from the University of Delaware and her M.S. degree in Molecular Biology from The Ohio State University.

Ms. Tavakkol commented, “Oral drug delivery of peptides has been an exciting area of R&D for many pharmaceutical companies but also an area of unfulfilled potential. This will change as the landscape for peptide development further evolves. An example is the recent Biologics Price Competition and Innovation Act, which offers 12 years of market exclusivity for pioneer biologic products, such as peptides. We believe Unigene is at the right place at the right time, with proven success in product registration, a record of excellence in quality systems, and broadly enabling assets for advancing clinical development.”

About Unigene Laboratories, Inc.

Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Unigene’s technologies have extensive clinical and partner validation. The Company’s first product to market, Fortical®, a nasal calcitonin product, received FDA approval in 2005 and is marketed in the U.S. by Upsher-Smith for the treatment of postmenopausal osteoporosis. Pivotal clinical programs include an oral calcitonin licensed to Tarsa Therapeutics, now in Phase 3 testing for the treatment of osteoporosis. Other validating relationships include an oral parathyroid hormone nearing Phase 2 and licensed to GlaxoSmithKline. In addition, Unigene has a manufacturing license agreement with Novartis, which is completing three Phase 3 studies of oral calcitonin for the treatment of osteoporosis and osteoarthritis.

For more information about Unigene, please visit http://www.unigene.com . For information about Fortical, please visit http://www.fortical.com .

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Contacts
Unigene Laboratories, Inc.
William Steinhauer, 973-265-1100
VP of Finance
or
Burns McClellan
Justin Jackson (media)
212-213-0006
jjackson@burnsmc.com
or
Michelle Szwarcberg (media)
212-213-0006
mszwarcberg@burnsmc.com

Source: Unigene Laboratories, Inc.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 21, 2010

Unigene Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01  Other Events.

On October 21, 2010 Unigene Laboratories, Inc. reported top level results on the Phase III study of Oral Calcitonin in osteoarthritis patients.  A copy of the press release is attached hereto as Exhibit 99.1 and it is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
99.1	Press Release dated October 21, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

	By:	/s/ Gregory T. Mayes
Gregory T. Mayes, Vice President of Corporate
Affairs and General Counsel

Date: October 21, 2010

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Press Release dated October 21, 2010

Exhibit 99.1

Unigene Reports Top-Level Results on Phase III Study of Oral Calcitonin in Osteoarthritis Patients

BOONTON, N.J., Oct 21, 2010 (BUSINESS WIRE) - Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) announced today that Novartis has released information on the first of two studies on oral calcitonin for the treatment of osteoarthritis conducted by its license partner Nordic Bioscience. The recently completed Study 2301, which assesses the safety and efficacy of oral calcitonin in the treatment of knee osteoarthritis, had three co-primary endpoints. Top-level results indicate that the study did not meet the first of three co-primary endpoints, joint space width narrowing. Results from the other two co-primary endpoints indicated clinical efficacy related to symptom modification (WOMAC scale for pain and function). MRI analyses suggested an effect on cartilage.

Novartis and its license partner Nordic Bioscience will continue to work together to further analyze and evaluate the results of this study and determine the appropriate next steps. More detailed information on this clinical trial program will be shared appropriately as it is made available to Unigene from its license partner Novartis.

The second two-year, Phase III Study 2302, which also assesses safety and efficacy of oral calcitonin in patients with osteoarthritis of the knee, is currently ongoing.

Novartis and Nordic Bioscience also have confirmed that a concurrent three-year Phase III study 2303 of oral calcitonin for the treatment of osteoporosis is proceeding as planned.

Novartis has a worldwide license to produce recombinant calcitonin under Unigene's patented E. coli manufacturing technology. Calcitonin manufactured under the Unigene license is currently being used for all three of the oral calcitonin studies being conducted by Novartis and Nordic Bioscience. The commercial products also will use calcitonin manufactured with Unigene’s licensed process. Unigene’s Chief Executive Officer Ashleigh Palmer commented that “Unigene continues to be positive about the potential of calcitonin for the treatment of osteoporosis and osteoarthritis. Unigene is eligible to receive milestones and royalties on the sale of the Novartis calcitonin product for both indications. We anticipate that the launch of oral calcitonin would be a significant revenue driver for the Company.”

About Unigene

Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Unigene’s technologies have extensive clinical and partner validation. The Company’s first product to market, Fortical®, a nasal calcitonin product, received FDA approval in 2005 and is marketed in the U.S. by Upsher-Smith for the treatment of postmenopausal osteoporosis. Pivotal clinical programs include an oral calcitonin licensed to Tarsa Therapeutics, now in Phase 3 testing for the treatment of osteoporosis. Other validating relationships include an oral parathyroid hormone nearing Phase 2 and licensed to GlaxoSmithKline. In addition, Unigene has a manufacturing license agreement with Novartis, which recently completed a Phase 3 study of oral calcitonin for the treatment of osteoarthritis of the knee and is completing two additional Phase 3 studies of oral calcitonin for the treatment of osteoporosis and osteoarthritis.

For more information about Unigene, please visit http://www.unigene.com . For information about Fortical, please visit http://www.fortical.com .

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Contacts:

Unigene Laboratories, Inc.
William Steinhauer
VP of Finance
973-265-1100

or

Burns McClellan
Justin Jackson (media)
212-213-0006
jjackson@burnsmc.com

or

Michelle Szwarcberg (media)
212-213-0006
mszwarcberg@burnsmc.com